Exhibit 10.1

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LICENSE AGREEMENT

This Agreement is made effective on December 22, 2006 by and between Viragen International, Inc., a company incorporated in Delaware, USA with its principal offices located at 865 SW 78th Avenue, Plantation, Florida, USA, and its Affiliates and Subsidiaries (VGN) and Orphan Australia Proprietary Limited, a company incorporated in Victoria, Australia with its principal offices located at 48 Kangan Drive, Berwick Victoria 3806, Australia, and its Affiliates and Subsidiaries (OA);

WHEREAS:

VGN has successfully developed and registered the human prescription biologic Multiferon® (the “Product”) in Sweden and other countries and desires to license the exclusive rights to register, market, sell and distribute the Product throughout the Territory as defined herein to OA; and,

OA is engaged in the business of development, sales, marketing and distribution of prescription products throughout the Territory and desires to license the Product from VGN for the exclusive rights to market, sell and distribute the Product throughout the Territory as defined herein; now,

VGN and OA (hereinafter the “Parties”) hereby agree to the terms and conditions stated herein governing this License Agreement.

Article 1: Definitions

1.1	“Affiliates and Subsidiaries” shall mean the entities owning, owned by, controlling or controlled by the respective Parties to this Agreement, and which may be involved in the performance of this Agreement on behalf of either Party.

1.2	“Agreement” shall mean this agreement, including all Exhibits, and including the Safety and Technical Agreements, as amended from time to time, in accordance with the terms herein.

1.3	“Amendment” shall mean a mutually agreed upon and documented change to the terms and conditions of this Agreement, including its Exhibits, executed in writing and signed by authorized representatives of each Party to this Agreement in advance of the effective date of such change(s).

1.4	“Annual Product Forecast” shall mean the amount of the Products that represents OA’s best estimates of SKUs it expects to purchase from VGN during a continuous 12-month period, and as reported to VGN in advance on a calendar quarter basis as described herein.

1.5	“Approved Indication(s)” shall mean the precise and written descriptions for use as defined by the Registrations, the Market Authorizations and as may otherwise be defined by the Registration Authorities in the Countries within the

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Territory. Approved Indication(s) shall be specified in Exhibits to this Agreement, as samples of approved Product labeling, translated into English for convenience.

1.6	“Clinical Trial” shall mean the subjecting of humans to the Product as described by a study protocol required by Registration Authorities in the Territory.

1.7	“CTD Dossier” shall mean the entire collection of descriptive methods of chemistry, manufacturing and controls (CMC) employed by VGN in the development, processing, manufacture, clinical trials and testing of Product that is the subject of this Agreement. The CTD Dossier forms the basis of the Registration referred to in 1.28.

1.8	“Confidential Information” shall mean all information of a confidential nature relating to either Party’s business disclosed by a Party to the other either orally, in writing or in any other tangible form, including the terms of this Agreement and all matters related to or associated with this Agreement.

1.9	“Country(ies)” shall mean each individual geographic region included in the Territory which has its own reimbursement authority and governing body(ies) that are charged with reviewing and approving a Market Authorization to permit marketing of the Product within its boundaries. For the avoidance of doubt, the Countries shall mean those specified in Exhibit 2 to this Agreement, and any Amendments thereto.

1.10	“Requested Delivery Date” shall mean a calendar date upon which OA wishes VGN to make Product available for shipment as communicated by OA under a Purchase Order (“PO”).

1.11	“Effective Date” shall mean the latest date upon which this License Agreement, the Safety Agreement and the Technical Agreement was last signed by either Party to these Agreements.

1.12	“Exhibit” shall mean a written and mutually agreed upon attachment to this Agreement specifying certain terms, conditions, descriptions, specifications and details pertaining to this Agreement, and incorporated to this Agreement by reference.

1.13	“Expiration Date” shall mean the date which shall be specified by VGN as the last date upon which the Product shall be assured to meet the Approved Product Specifications when stored, handled and used in accordance with its labeling, as approved in the Registrations. The Expiration Date shall be incorporated into Product labeling and packaging and shall be assigned for each Product Lot Number.

1.14	“License Fee” shall mean the up front fee payable pursuant to Article 2 as specified in Exhibit 1 and Amendments thereto.

1.15	“Licensed Marks” shall mean registered and unregistered trademarks copyrights and/or designs used by VGN in relation to the Product and hereby licensed to OA under this Agreement within the Territory attached hereto as Exhibit 3.

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1.16	“Lot Number” shall mean the unique and identifying code, comprised of alpha and/or numeric figures, assigned by Viragen to identify a distinct and separate quantity of Product units that are manufactured under consistent and continuous processes, and as defined by Swedish Registration Authorities, the European Good Manufacturing Practices and/or the relevant regulations in the Countries in the Territory. The Lot Number shall appear on each unit of Product, in the Product labeling and on Product packaging as approved in the Registrations.

1.17	“Market Authorization” shall mean the valid documented approval by the Registration Authority in each Country within the Territory permitting OA to commence selling, marketing and distributing the Product

1.18	“Marketing Plan(s)” shall mean the documented list and timing of actions that OA will take in order to successfully achieve or exceed the Annual Product Forecast in each Country, or groups of Countries, in the Territory.

1.19	“Milestone Payment” shall mean a payment due from OA to VGN upon achievement of a specific event as described in Exhibit 1.

1.20	“Parties” shall mean parties to this Agreement including VGN and OA, and their respective Affiliates, and Party shall mean the singular as appropriate.

1.21	“Product Improvements” shall mean any modification or change to the Product, whether in physical properties or appearance, qualitative or quantitative description, packaging or clinical indication for use, while maintaining the description “multi-subtype, human alpha interferon injection” and conforming to the Approved Product Specifications as defined in Exhibit 4 to this Agreement, as may be amended from time to time.

1.22	“Product Recall” shall mean the deliberate retrieval and recovery or recall from the Territory of warehoused, distributed, marketed or sold Product due to a serious deficiency in the quality or purity of the Product as determined by testing or inspection according to the Registration or as determined by reports of unanticipated adverse patient reactions specifically due to use of the Product.

1.23	“Approved Product Specifications” shall mean the scientific, quantitative and qualitative descriptions of the Product, with respect to chemical, biological, microbiological and physical properties of the Product as put forth in the Registration in the Territory, and as may be amended from time to time in accordance with the applicable regulations by the Registration Authorities, and based on Exhibit 4.

1.24	“Product” shall mean the finished biological material, in finished packaged and labeled form and meeting the Approved Product Specifications as defined by the Registration in the Territory, and as sold by VGN to OA, corresponding to the brand Multiferon®, multi-subtype, human interferon alpha injection.

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1.25	“PO” shall mean a legally binding Purchase Order initiated by OA and submitted to VGN in advance, specifying quantities of Product it wishes to purchase from VGN and the Requested Delivery Date upon which OA desires VGN to make Product available for collection by OA or its carrier, according to the terms and conditions specified herein.

1.26	“Purchase Price” shall mean the price at which VGN agrees to sell the Product to OA, expressed in Australian Dollars (AUD), and as set forth in Exhibit 1 to this Agreement.

1.27	“Registration Authority(ies)” shall mean those agencies, bodies or organizations designated by local laws and regulations in each of the Countries in the Territory and charged with controlling the development, selling, marketing and distribution of prescription products for human use. For avoidance of doubt, all regulatory authorities shall be included in the use of this term, including authorities governing compliance, ongoing reporting and variations or changes to the Registration.

1.28	“Registration(s)” shall mean the dossier(s) of scientific documentation, qualitative and quantitative data and clinical information that is required by Registration Authorities as documented evidence of the safety and efficacy of the Product when used for its intended purpose(s).

1.29	“Reimbursement Authorization” shall mean the documented national approval of the application, or approval of revisions to the application, submitted by OA in each Country in the Territory that request the setting of a reimbursement price for the Product in that Country. For avoidance of confusion this date shall be the Listing date, that is, the date from which the Product is available to patients at the reimbursed price.

1.30	“Safety Agreement” shall mean the agreement between the Parties that describes in sufficient detail the obligations of VGN and OA with respect to the handling and reporting of customer complaints, adverse events and the associated communications with Registration Authorities, attached hereto and incorporated by reference.

1.31	“Shipment Date” shall mean that date on which VGN transfers Products ordered by OA to the designated carrier for transport to OA.

1.32	“(SKUs)” shall mean the Stock Keeping Unit of measure OA intends to use to track its purchases and sales of the Product, typically the smallest quantity of Product that OA will actually transfer to its customers in the act of making a sale. The SKU for the Product is defined in Exhibit 5.

1.33	“Technical Agreement” shall mean the agreement between the Parties that describes in sufficient detail the obligations of VGN and OA with respect to the manufacturing, testing, delivery, sampling, inspection and release of the Product, attached hereto and incorporated by reference.

1.34	“Term” shall mean the length of time during which this Agreement shall remain in effect, and shall be not less than ten (10) years from the Effective Date of this Agreement, or for a longer period as may be mutually agreed by the Parties and documented in the form of an Amendment to this Agreement.

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1.35	“Termination” shall mean the halting of activities in accordance with the terms of this Agreement.

1.36	“Territory” shall mean those specific geographical areas defined by the Country name, or as may be mutually agreed upon by the Parties, constituting the boundaries within which the Product may be developed, sold, marketed and distributed and as further described in Exhibit 2.

Article 2: License Fee and Milestone Payment

2.1	In consideration for VGN granting exclusive rights to the patents, trademark and know-how related to the Product to OA for the express purposes of filing applications for Market Authorization and Reimbursement Authorization and for marketing, selling and distributing the Product in the Territory under the terms and conditions herein, OA shall pay to VGN a License Fee and Milestone Payments for the Territory in accordance with Exhibit 1.

Article 3: Registration of the Product

3.1	The Parties will cooperate with one another on the filing for registration targeting the applicable Countries within the Territory. [ ]

3.2	VGN shall be responsible for the creation and maintenance of the Registration Dossier, including all clinical trial protocols and reports, any variations or modifications and for maintaining its facilities, processes and documentation in compliance with the applicable regulations [ ].

3.3	OA will act as the local sponsor of the registration, [ ], and VGN will provide any and all necessary assistance in order to achieve Market Authorization throughout the Territory at the earliest possible date.

Article 4: Market Analysis/Marketing Plans

4.1	OA has prepared a preliminary market analysis for the Territory indicating that there is sufficient economic viability to warrant the process of developing, selling, marketing and distributing the Product.

4.2	OA agrees to conduct periodic market analyses in the Territory and to report the same to VGN, in a form and on a schedule mutually agreeable to the Parties, in support of the Product throughout the Term of this Agreement, and shall conduct these market analyses no less frequently than annually following market launch. Periodic market analyses shall be used to update the Marketing Plans and the Annual Product Forecast.

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4.3	After receipt of Market Authorization in a Country in the Territory and prior to receipt of Reimbursement Authorization in that Country, OA will submit to VGN for its review and approval the Marketing Plan for the Country, or groups of Countries as the Parties may agree. Between the date of Reimbursement Authorization and actual commencing of selling the Product, the Marketing Plan may be modified or updated, as the Parties may mutually agree. The Marketing Plan shall be in a form mutually agreeable to the Parties, but shall contain the following minimum information:

4.3.1	Total number of sales representatives that will sell the Product in each Country in the Territory

4.3.2	Planned call positioning and selling messages for the Product;

4.3.3	Total monthly planned physician and hospital calls;

4.3.4	Annual advertising and promotional plan (journal ads, professional meetings, focus groups, peer-to-peer selling, etc.);

4.3.5	Reporting formats for tracking sales call activity and sales results.

4.3.6	Plans for applying for reimbursement in each Country in the Territory.

4.4	VGN shall provide comments and recommendations for modifications to the Marketing Plan no later than ten (10) calendar days from the date of receipt.

4.5	OA shall review VGN’s comments and recommendations for changes to Marketing Plans and shall endeavor to integrate VGN’s recommendations to the extent reasonable to meet the Annual Product Forecast. OA shall be responsible for executing the Marketing Plan.

4.6	VGN shall have prior approval authority for certain aspects of any Marketing Plan, which shall include;

4.6.1	Market Positioning

4.6.2	Sales claims

4.6.3	Use of Licensed Marks

4.6.4	Design of labeling and packaging (with respect to physical parameters only, to ensure appropriateness with approved manufacturing processes and compliance with the Registration).

4.7	Following achievement of Reimbursement Authorization and market launch, OA shall report to VGN within 30 days of the end of each calendar quarter throughout the Term, excluding any initial partial quarter, the sales results during the quarter, its adherence to the Marketing Plan, its progress in executing the Marketing Plan and any deviations from the Marketing Plan for each Country in the Territory, or groups of Countries as mutually agreed by the Parties.

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4.8	OA will develop and execute the Marketing Plan according to reasonable efforts. The Parties recognize that the plan may change on an ongoing basis and that execution of aspects of the Plan may not be possible due to changing market conditions, and that counter plans may be implemented instead. Such changes to the Marketing Plan may or may not allow sufficient time for the Parties to renegotiate a revised Marketing Plan. The Parties therefore agree to regularly review the Marketing Plan. [ ]

4.9	The Marketing Plan for each Country, or group of Countries, in the Territory shall be reviewed and updated at least every twelve (12) months by OA, whereby OA shall submit updates to VGN and VGN shall have ten (10) calendar days to provide comments and recommendations for changes to OA, in accordance with Article 4.4.

Article 5: Registration

5.1	Upon completion of the Registration documentation for each Country agreed by the Parties, VGN will assist OA and use its best endeavors to ensure the timely filing for Market Authorization in each Country in the Territory.

5.2	OA shall be responsible for filing the Registration with the Registration Authorities in each Country in the Territory on as timely a basis as possible.

5.3	OA shall be responsible for responding to any questions from the Registration Authorities including the submission of any documentation that may be required and may be provided by VGN. VGN will provide technical support where necessary.

5.4	VGN shall be responsible for all costs billed by the Registration Authorities and paid by OA upon presentation of copies of original invoices redacted for other products included on the same invoices, including post-registration variations, GMP clearance renewals, annual fees and charges, but excluding any fees associated with permitting OA to conduct its business in the Territory. All invoices will be paid by VGN within thirty (30) calendar days of receipt by VGN.

Article 6: Market Authorization

6.1	Upon receipt of Market Authorization, OA shall notify VGN immediately in writing and provide copies of any and all documentation specifying the approval.

6.2	OA and VGN will cooperate with one another on the development and issuance of a joint press release to announce this important milestone to the public and respective stockholders.

6.4	OA shall be responsible for communicating with each Country’s reimbursement agency and for filing the reimbursement application. VGN shall assist OA in the reimbursement application process by providing all available information, including information with which it has secured Reimbursement Authorization in Sweden. Upon receipt of written confirmation of Reimbursement Authorization, OA shall provide copies of such authorization to VGN within three (3) days of receipt.

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6.5	VGN will acknowledge receipt of notification of Reimbursement Authorization in writing.

6.6	OA will submit, if it has not already done so, copies of final labeling, including printed packaging and shipping materials to VGN for its final review and approval and for ordering such materials for each Country or groups of Countries in the Territory. VGN will be responsible for ordering and stocking of all printed labeling for the Product.

6.7	OA will determine and communicate to VGN its desired date to officially initiate the market launch of the Product in each Country in the Territory.

6.8	VGN will confirm its ability to provide suitable quantities of Product prior to the intended launch date, or will work with OA to determine an alternate date that is most suitable. VGN will take all reasonable steps within its control to ensure that it supplies Product according to OA’s desired launch date.

Article 7: Annual Product Forecasts

7.1	[ ], OA will submit to VGN its first Annual Product Forecast and its first PO for the Product, for the Country. As other Countries are approved for reimbursement, these will be added to the Annual Product Forecast. The Parties may agree to consolidate groups of Countries into regions for the purpose of creating and updating the Annual Product Forecast. In the event individual Countries are added after other Countries are already approved, and provided the labeling and packaging are in a common language, the Parties may agree to limit the requirement for submission of a Country-specific PO and instead simply add to planned POs for purchases of Product. This allowance does not apply to the Annual Product Forecast.

7.2	The Annual Product Forecast will represent OA’s best estimate, to its reasonable knowledge, of the quantities of Product it expects to order from VGN during the subsequent 12-month period, expressed on a calendar quarter basis, and for each Country in the Territory. This stipulation applies only to those Countries that require labeling in a different language. Where more than one Country requires the same language for labeling and packaging materials, these Countries may be grouped together with respect to the Annual Product Forecast.

7.3	The Annual Product Forecast shall be expressed in SKUs, with one SKU representing the smallest quantity OA plans to sell to any third party (e.g., a carton, a case, etc.), and shall be a non-binding forecast.

7.4	The Annual Product Forecast shall be in a format mutually agreeable to the Parties and shall be communicated via hard copy, via electronic mail, or via

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facsimile to VGN at its ViraNative, AB facility in Umeå, Sweden. VGN shall confirm receipt of the Annual Product Forecast, in writing to OA, along with any questions or comments.

7.5	No later than thirty (30) calendar days prior to the end of each subsequent calendar quarter, OA will update the Annual Product Forecast and submit the update to VGN. These quarterly updates are intended to provide OA with the opportunity to regularly communicate changes in demand for the Product and to provide VGN with as much prior notice as possible that changes in manufacturing schedules may be necessary.

7.6	In the event OA becomes aware of significant and immediate market dynamics that cause it to believe that a change in the Annual Product Forecast should be urgently communicated to VGN, OA may submit a non-scheduled, updated Annual Product Forecast at its own discretion and to which VGN will respond on a timely basis in the spirit of cooperation.

7.7	VGN will use commercially reasonable efforts to maintain sufficient manufacturing capacity to supply OA with its requirements according to the Annual Product Forecast and updates thereto. In order to ensure OA has adequate inventory to fulfill its Annual Product Forecasts, frequent communications are desirable.

Article 8: Orders and Delivery of Products

8.1	No later than thirty (30) calendar days before the beginning of each calendar quarter, or more frequently, as agreed between the Parties, beginning on or prior to the anticipated date of Reimbursement Authorization in a Country in the Territory and continuing throughout the Term of this Agreement, OA will submit a PO to VGN at its ViraNative AB subsidiary location in Umeå, Sweden, specifying the quantities of Product it will require for the subsequent calendar quarter, and will specify the Requested Delivery Date(s) for quantities ordered. VGN will confirm receipt and acceptance of all POs in writing.

8.2	The maximum time required by VGN, from the date of receipt of a PO from OA to the date the first quantity of Product is shipped from the manufacturing facility is [ ].

8.2.1	In the event VGN confirms receipt of a PO and fails to ship quantities [ ] of the dates stated in the PO (or such later date as agreed between the Parties excluding reasons of Force Majeure as further defined in Article 22), VGN shall be assessed a late-delivery penalty.

8.2.2	The late-delivery penalty shall be [ ] off the total invoice price for every calendar day a shipment exceeds the [ ] expectation, provided that the aggregate value of such penalty shall not exceed the total invoice price.

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8.3	The SKU for the Product and the minimum quantities of SKUs to be provided to OA are specified in Exhibit 5 to this Agreement. Any changes to these must be agreed by both Parties and OA agrees that its purchase quantities will comply with these minimum quantities and will construct its POs accordingly, however the Parties agree that it may be necessary for OA to purchase quantities of Product less than the minimum quantity in the Initial Period in accordance with Article 8.11.

8.4	Once a PO is confirmed as received by VGN, such PO is binding and OA may not change or cancel that PO for any reason, except in the case of any material breach of this Agreement by VGN. Such confirmation must be sent by VGN within 7 days.

8.5	VGN may not cancel any confirmed PO received from OA, except in the case of any material breach of this Agreement by OA.

8.6	The Purchase Price for the Products will be that price in effect on the date each quantity is shipped from VGN and as specified in Exhibit 1 and in Amendments thereto.

8.7	OA, at its sole discretion, will select a carrier for temperature-controlled transport of Product to its distribution warehouse(s) from VGN’s manufacturing site in Umeå, Sweden. Title to Product will pass to OA at the time the Product is delivered to the carrier on the Shipment Date.

8.7.1	VGN will package Product for shipping in appropriate insulated containers with frozen gel packs and a calibrated temperature logger to document temperature during shipment. Should the Parties agree on a different method of packaging the Product for shipment, an Amendment will be added to the Approved Product Specifications identifying the details of such changes.

8.8	OA will be responsible for payment of all transport costs, including export/import fees, duties, taxes, insurance, Australian Quarantine Inspection Service permits and any other costs necessary to transport the Product. OA shall supply the Australian Quarantine Inspection Service permits to VGN with each PO and VGN shall complete the Australian Quarantine Inspection Service permits required for shipment of Product and shall supply such permits with the Product at the time of shipment to OA.

8.9	Product manufactured by VGN is temperature-sensitive and is labeled with temperature storage requirements, in accordance with Registrations. OA acknowledges this fact and will take this into account when selecting and contracting with a carrier so that Product handled by that carrier is not adulterated via improper storage and shipping conditions with respect to temperature controls. VGN shall not be liable for any damage to Product, concealed or otherwise, that is due to handling, storage or shipping conditions by the carrier selected by OA or by OA itself.

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8.10	VGN shall include with each shipment, and for each Product Lot Number, a certificate of analysis document specifying that the Product has been manufactured in accordance with the relevant Registration and meets the Approved Product Specifications and as directed by the Technical Agreement between the Parties and attached hereto.

8.11	For the first shipment of Product to OA after the Effective Date, VGN shall supply stock with a remaining shelf-life of a minimum of [ ], but for subsequent shipments, VGN shall provide stock of Product with a remaining shelf-life of a minimum of [ ], furthermore the time period in which this [ ] shall apply shall be mutually agreed upon between the Parties and is defined as the ‘Initial Period’. After the Initial Period, the Product shelf-life supplied to OA [ ]. Failure to comply with this and resulting in OA to be left with out-of-expiry stock will entitle OA to a credit for such stock.

8.12	The Pharmaceutical Benefits Branch (PBB) obligates sponsors to provide them with 6 months notification of lack of supply or cessation of supply of product that has received Reimbursement Authorisation and that failure to do so will incur financial penalty. VGN is thus obligated to provide OA six months notice of lack of supply or cessation of supply of the Product.

8.13	In relation to clause 8.12, where VGN does not provide such necessary information to OA and OA incurs a penalty from the PBB, OA reserves the right to recoup the penalty fee which it has suffered.

8.14	VGN shall not be obligated to accept or supply any orders for Products that are in excess of one hundred and thirty percent (130%) of the average quantities of Products ordered during the two preceding calendar quarters.

Article 9: Inspection

9.1	OA and VGN shall each have the right to inspect the other’s facilities, including manufacturing sites, warehouses, distribution centers, laboratories and other areas that are pertinent to the performance of this Agreement, and as specified under the Technical Agreement between the Parties.

9.1.1	Each Party shall provide sufficient notice of its intent to conduct facility inspections at least sixty (60) days prior to the intended inspection date.

9.1.2	Facility inspections may be carried out only during normal operating hours and on normal operating days for each facility and in each geographic location.

9.1.3	The Parties agree to follow the respective standard operating procedures in effect at facilities to be inspected with respect to escorts, requests for documents and any other aspects pertaining to facility inspections that may be in effect or revised from time to time. No photographs or films of any type shall be permitted of the respective facilities.

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9.1.4	Upon completion of any such inspection, the Parties shall meet to discuss any relevant findings from such inspections.

9.1.5	In the event any documented report is generated as the result of facility inspection, each Party will ensure that the other party receives a full and complete copy of such documentation for its records and shall ensure such documentation is conspicuously marked as “Confidential”.

9.2	OA, at its sole discretion, may elect to inspect, or have inspected, any shipment of Product from VGN, within 30 days of receipt, to determine compliance with the Approved Product Specifications.

9.3	OA shall ensure that any such inspection is in accordance with the methods and procedures of analysis that are approved in the Registration for the Territory.

9.4	OA will notify VGN in writing of inspection results that meet Approved Product Specifications, for each Product lot number it receives, should it elect to inspect such Product.

9.5	In the event that OA determines that any shipment of Product fails to meet the Approved Product Specifications, excluding any failure that could be assigned to the storage, handling or delivery by the carrier, OA will immediately notify VGN in writing. VGN will cooperate with OA to confirm and determine the cause of the alleged specification failure.

9.6	OA agrees to provide representative samples of what it believes to be defective Product to VGN for the purposes of inspection by VGN. VGN shall ensure that any such inspection is in accordance with the methods and procedures of analysis that are approved in the Registration for the Territory.

9.6.1	In the event VGN’s test results confirms the failure and VGN determines reasonably that it is responsible for the failure, then VGN will replace the shipment of Product to OA at the earliest possible date at no additional charge to OA, including direct costs of Product, freight, duty, taxes, that OA has already paid for the initial shipment.

9.6.2	In the event OA determines reasonably that OA or its carrier is responsible for the failure, OA shall be responsible for any and all direct costs associated with the testing, disposition and replacement of the subject Product and for seeking compensation from its carrier.

9.7	If VGN cannot confirm the alleged specification failure, or if the Parties fail to agree on the data generated by VGN, then the parties agree to have the Product inspected by a mutually agreeable independent third party.

9.8	OA agrees to provide additional samples as may be necessary for the third party to conduct the necessary inspection.

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9.9	The Parties agree that the results of the independent third party, excluding the event of manifest error made and identified by the independent third party or either Party, shall be final and binding.

9.10	In the event that OA is found to be in error in determining the specification failure, OA shall accept the independent third party inspection for the purposes of documenting the inspection and releasing the subject Product for sale in the Territory. In this event, OA agrees to reimburse VGN for its costs of inspection and to pay the independent third party inspection costs.

9.11	In the event that VGN is found to be in error, VGN agrees to reimburse OA for its costs of inspection and to pay the independent third party inspection costs.

9.11.1	VGN will replace the subject Product at no cost to OA, including all direct costs associated with shipment and delivery, including duties and taxes which would otherwise have been paid by OA, provided that OA has already paid for the original shipment. The Parties will cooperate with one another on the best manner in which to pay these costs.

9.11.2	VGN will not accept any returns of Product for any reason. VGN agrees to reimburse OA for reasonable costs of destruction of Product which fail to meet the Approved Product Specifications or which may be recalled due to the fault of VGN and when destroyed in a manner consistent with VGN’s prevailing procedures or as mutually agreed by the Parties, according to local law. OA will provide copies of the destruction records, and charges, to VGN on a timely basis. Any and all other Product returns are the responsibility of OA.

9.11.3	VGN will use its best efforts to replace Product confirmed to fail the Approved Product Specifications at the earliest possible date to provide OA with supply.

9.11.4	Neither VGN nor OA shall be liable to one another for any lost sales or lost sales opportunity for any reason.

9.12	OA undertakes not to sell any Product that is determined as being in any way defective or which fails to meet the Approved Product Specifications.

Article 10: Purchase Price and Payment

10.1	Purchase Prices for Products to be sold in the Territory are shown in Exhibit 1 to this Agreement and Amendments thereto.

10.2	Payment for Product ordered by OA and delivered by VGN is due in full within [ ] of shipment of Product from VGN’s manufacturing site. On the Shipment Date, VGN shall submit to OA with the shipment an invoice for payment and via electronic mail or facsimile.

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10.3	OA shall pay the full amount, in $ AUS, on each invoice to VGN by a means mutually agreeable to the Parties (wire-transfer, company check, etc.).

10.4	For any invoice against which OA fails to pay the full amount within the [ ] period, a late-payment penalty shall be assessed beginning on day [ ]. The late-payment penalty shall be [ ] of the total invoice amount for each day beyond the [ ] day, provided that the aggregate value of such penalty shall not exceed the total invoice price.

Article 11: Selling, Marketing and Distribution

11.1	OA agrees to use reasonable commercial efforts, customary in the trade, to market, sell and distribute the Product in order to maximize market penetration in the Territory and to achieve or exceed the Annual Product Forecast.

11.2	OA shall negotiate market pricing for the Product in each Country in the Territory.

11.3	VGN has established a reimbursement price with the Swedish authorities and will report this information, including any rationale for the requested reimbursement price, to OA.

11.4	OA will market, sell and distribute the Product only in the Territory specified in this Agreement. OA hereby agrees to take all necessary actions to prevent the Product purchased by OA from being sold, marketed or distributed to any other territory. In the event OA determines by any means that the Product is or is likely to be distributed outside the Territory but from its purchased inventories, OA will immediately notify VGN and the Parties will mutually determine the most appropriate course of action to bring such unauthorized distribution to a halt. VGN will take all necessary and possible actions to prevent the Product from being sold or offered for sale in the Territory by any third party from outside the Territory to ensure OA its licensed exclusivity.

11.5	OA will sell, market and distribute the Product in complete compliance with all applicable local laws and regulations that pertain to prescription products, and will not sublicense its rights to the Product to any third parties. OA will take all necessary actions to ensure that its selling, marketing and distribution practices are in compliance with the United States Foreign Corrupt Practices Act, or equivalent Act(s) or regulations as may apply throughout the Territory,

11.6	OA shall be responsible for all advertising and promotional materials in accordance with this Agreement and prevailing regulations in each Country in the Territory.

11.7	Product will be marketed using the Licensed Marks established by VGN. VGN shall be solely responsible for registering and maintaining its brand names, designs, trademarks and copyrights according to local and international laws and regulations, and at its own expense.

Viragen International, Inc. & Orphan Australia Pty. Ltd. License Agreement	14

Information marked below by a [                    ] has been omitted pursuant to a request for confidential treatment filed separately with the Commission

11.8	Promotional materials shall include both VGN (or ViraNative AB) and OA information, with OA information remaining dominant. Labeling and packaging printing shall include any information required by local authorities under the Registration and Market Authorization.

11.9	VGN will provide assistance to OA on a reasonable basis for training of sales and marketing personnel with respect to Product features, benefits and attributes that are in VGN’s possession and that are in the English language. OA will be responsible for expenses relating to travel and accommodation for its own staff to attend such training and VGN for the remaining expenses. VGN shall also make available to OA its consultants and advisory clinicians to assist in developing the marketing and promotional materials, to the extent necessary and feasible, under VGN’s consulting agreements with such third parties.

Article 12: Product Improvements

12.1	This Agreement contemplates OA marketing the Product for [ ]. In the event that either or both Parties decide to develop new indications outside of [ ] for the Product that requires a different dosage form (defined herein as New Product) in the Territory, then the provisions of this Article 12 shall govern the use of such New Products.

12.2	VGN shall have the right, at its sole discretion, to conduct research and/or development studies on the Product at its own costs and for any purpose.

12.3	In the event that any Product Improvement is required by Registration Authorities in order to maintain the approval status for the Product, VGN shall be responsible for development and registration costs. The Parties agree to cooperate with one another to determine the most appropriate Registration activity and the costs of such Registration activities shall be the responsibility of VGN.

12.4	In the event VGN decides to develop a New Product, and does so at its own expense, then OA shall have a right of first refusal to license said improvement for the Territory under terms and conditions to be negotiated between the Parties, as an Amendment to this Agreement

12.5	In the event OA decides it has no interest in the New Product itself, [ ].

12.6	[ ].

12.7	In the event that the Parties decide to develop a New Product and OA agrees to fund the costs of development and registration, including any clinical trials required, this improvement shall be incorporated into this Agreement via an Amendment, without any additional license fees or milestone payments being required of OA.

Viragen International, Inc. & Orphan Australia Pty. Ltd. License Agreement	15

12.8	In the event that VGN determines that it will be possible to use the OA-funded clinical trial data to seek Market Authorizations for a new indication outside the Territory, then the Parties shall meet and negotiate in good faith a new agreement on the sharing of any financial benefit ultimately realized by VGN outside the Territory and pertaining specifically to the new indication. Otherwise, VGN shall not make use of any OA-funded clinical trial data that results in a direct financial benefit to VGN.

12.9	In the event that OA decides to conduct clinical trials with the Product at its own expense in the Territory in any indication for the Product, OA shall communicate its plans to VGN in advance, and permit VGN to contribute to the design of the trial, at its own expense. OA shall provide full and complete copies of any clinical trial data to VGN at no charge to VGN for the express purpose of adding the trial data to the Registration dossier outside the Territory as evidence of additional clinical experience.

Article 13: Customer Complaints, Adverse Events and Product Recalls

NOTE: For detailed requirements on Customer Complaints, Adverse Events and Product Recalls, refer to the Safety Agreement between the Parties.

13.1	With the exception of a Product Recall action, further defined in this Article 13, OA is solely responsible for documenting, tracking, investigating and handling all Customer Complaints in the Territory at its own cost.

13.2	In the event that the Parties agree that a Product Recall is necessary, OA shall control and be responsible for all necessary local actions to affect the Product Recall. OA shall be responsible for all local costs associated with effecting and reporting Product Recall actions, excluding situations where Article 13.4 applies.

13.3	VGN shall be responsible for coordination, with assistance of OA, in the investigation of the cause of the Product Recall and identifying appropriate corrective actions to permit OA to continue selling, marketing and distributing the Product in the Territory.

13.4	In the event the investigation identifies that VGN is at fault for the Product Recall, VGN shall reimburse OA for all direct costs associated with the Product Recall, including cost of goods recalled, shipping costs for returns from customers, notification costs and all other costs that are reasonable, customary and direct in nature. VGN shall not be liable to OA for lost sales or lost sales opportunity as a result of a Product Recall.

13.5	In the event the investigation identifies that OA is at fault for the Product Recall, OA shall be responsible for all costs associated with the Product Recall, including the purchase of replacement product and all customer costs associated with the Product Recall, as is customary in the trade/business in the Territory.

Viragen International, Inc. & Orphan Australia Pty. Ltd. License Agreement	16

Article 14: Public Disclosure

14.1	Neither Party to this Agreement shall make any disclosure to the public, to stockholders or to other parties that may be expected to be disclosed to the public without the express written consent of the other Party.

14.2	Any press release naming the Parties to this Agreement, or using the Licensed Marks and disclosing any information pertaining to the Agreement itself, must be approved prior to issuance by both Parties and in writing.

14.3	In the event that either Party is compelled by local laws or regulations to disclose information about this Agreement in such a manner as would be likely viewed as a public disclosure by the other Party, the disclosing Party must immediately notify the other Party so that the non-disclosing Party may take any permissible and necessary actions to preclude the disclosure to the extent possible.

14.4	These restrictions on disclosure do not apply to compliance with local laws and regulations which may mandate the naming of VGN as the manufacturer of Products in order to submit Registrations and achieve Market Authorizations or any other similar compliance matters. Both parties acknowledge that this Agreement or portion thereof may be disclosed as required by law, including but not limited to, the requirements of the United States Securities and Exchange Commission.

Article 15: Term and Termination

15.1	This Agreement shall become effective on the Effective Date, and in the case of Amendments, on the date last signed by the Parties thereto.

15.2	The Term of this Agreement shall be for not less than the date falling 10 years from the Effective Date, or an extended time period as may be mutually agreed in writing by the Parties hereto.

15.3	OA may terminate this Agreement upon ninety (90) days prior notice to VGN in the event that VGN becomes the subject of regulatory action from any regulatory authority that causes an interruption in the manufacturing or supply of Products to OA in excess of ninety (90) days;

15.4	OA may also terminate this Agreement upon ninety (90) days prior notice to VGN in the event of any of the following conditions

15.4.1	In the event that VGN is found to be in breach of this Agreement and fails to cure such breach within 90 days of receipt of written notification from OA;

15.4.2	In the event that VGN is unable to supply Product within the time set out herein excluding reasons of Force Majeure;

15.4.3	In the event that VGN declares insolvency, bankruptcy or otherwise ceases its business activities;

Viragen International, Inc. & Orphan Australia Pty. Ltd. License Agreement	17

Information marked below by a [                    ] has been omitted pursuant to a request for confidential treatment filed separately with the Commission

15.4.4	In the event that the documents required for Registration for the Product have not been provided by VGN to OA within [ ] of the Effective Date of the Agreement.

15.5	VGN may terminate this Agreement upon ninety (90) days prior notice to OA in the event of any of the following conditions with termination being effective only in the Country or Countries where such condition occurs:

15.5.1	In the event that OA fails to file an application for Reimbursement Authorization in any Country within the Territory within [ ] from the date of Market Authorization in that Country, then that Country may be terminated with respect to this Agreement;

15.5.2	In the event that OA is unable, for any reason (except out of stock of Product), following Reimbursement Authorization, to achieve sales in a Country in the Territory [ ], then that Country may be terminated with respect to this Agreement;

15.5.3	Pursuant to Article 4.8, in the event that OA fails to adhere to the Marketing Plan for the Product in any Country where OA does not achieve purchases of Product of [ ], VGN may terminate this Agreement with ninety (90) days written notice to OA, provided OA has not cured such failure within said 90-day period.

15.5.4	In the event of failure by OA to comply with local laws and regulations as pertains to the selling, marketing and distribution of Products in any Country in the Territory and do not rectify the event within 60 days of notice;

15.6	VGN may also terminate this Agreement upon ninety (90) days prior notice to OA in the event of any of the following conditions:

15.6.1	In the event that OA is found to be in breach of this Agreement and fails to cure such breach within 90 days of receipt of written notification from VGN;

15.6.2	In the event of the failure by OA to make payments to VGN, in accordance with this Agreement, its Exhibits and its Amendments;

15.6.3	In the event that OA declares insolvency, bankruptcy or otherwise ceases its business activities;

15.6.4	In the event that all or a portion of the business of OA, that pertains to the Product licensed from VGN, is acquired by or otherwise transferred to a third party that VGN reasonably finds objectionable on a competitive basis.

Viragen International, Inc. & Orphan Australia Pty. Ltd. License Agreement	18

15.7	Effects of Termination, whether for the entire Territory defined by this Agreement, its Exhibits and its Amendments, or for an individual Country within the Territory, shall be as agreed upon by the parties to their mutual benefit, with the exception of the rights to the Product. In the event of termination by either party and for any reason, the rights to the Product shall reside with VGN, and VGN shall be free of any encumbrance to utilize its rights to the Product to its own benefit, in its sole discretion.

15.7.1	Upon termination by either party in accordance with this Agreement, the respective parties reserve all rights afforded to them under prevailing law.

Article 16: Representations and Warranties

16.1	Each Party to this Agreement hereby represents and warrants that it has the authority to enter into this Agreement and to execute its responsibilities as contemplated and specifically stated in this Agreement and that in doing so it will not be in violation of any local laws, regulations or its own bylaws of incorporation.

16.2	VGN hereby represents and warrants that the Product it sells to OA shall, at the time of consignment to the carrier selected by OA meet all the applicable and Approved Product Specifications throughout the labeled expiry date. VGN makes no representations and warranties once possession passes to OA, including fitness for use for any purpose.

16.3	OA hereby represents and warrants to VGN that it will ship, store, sell, market and distribute the Product in accordance with all local laws and regulations and in accordance with the Marketing Plan(s) and will not cause any such Product to become adulterated or defective as a result of negligence on the part of OA.

16.4	OA hereby represents and warrants that it will market the Product in an ethical manner so as to properly position the Product among the competition in the Territory and will not market the Product as a “loss leader” among its other products or among existing competitive products, but will actively and continuously promote the features and benefits of the Product in order to achieve or exceed the Annual Product Forecasts.

16.5	The Parties make no other representations and warranties to one another under this Agreement.

Article 17: Indemnification

17.1	VGN shall hold harmless OA, its affiliates, officers, directors and its employees and shall indemnify same with respect of all claims, liabilities, costs, damages and expenses (including reasonable attorney’s fees and expenses) arising from any act of negligence or omission of VGN in the performance of its obligations under this Agreement, including any claims in respect of personal injury or death as a result of use of a Product that fails to meet the Approved Product Specifications as a result of negligence or willful misconduct on the part of VGN.

Viragen International, Inc. & Orphan Australia Pty. Ltd. License Agreement	19

17.2	OA shall hold harmless VGN, its affiliates, officers, directors and its employees and shall indemnify same with respect of all claims, liabilities, costs, damages and expenses (including reasonable attorney’s fees and expenses) arising from any act of negligence or omission of OA in the performance of its obligations under this Agreement.

Article 18 Insurance

18.1	VGN shall effect and maintain in force a policy of insurance in the joint names of OA and VGN with a reputable product liability insurance company in the sum of US $5,000,000 for any one claim and for each claim against any damages, liabilities, claims and costs arising from any of the causes events or circumstances referred to in Clause 17.1 and with an endorsement thereon that the insurer will not cancel the policy for any reason whatsoever without first giving VGN not less than thirty days’ notice in writing of its intention to cancel the policy.

Article 19: Assignment

This Agreement may not be assigned by either Party to any third party without the express written consent of the other Party, except to the successors of all or a majority of the business of OA or VGN.

Article 20: Confidentiality

20.1	The Parties hereto acknowledge that the execution of this Agreement will require the disclosure by each Party of certain Confidential Information, whether before, on or after the Effective Date. Such Confidential Information may be in written, oral or electronic form and may or may not be conspicuously marked as “Confidential”. Therefore the Parties hereby agree,

20.1.1	To keep the other Party’s Confidential Information confidential at all times and to ensure that its agents, representatives, employees and sub licensees who may have access to the Confidential Information are likewise restricted as to their disclosure of such information;

20.1.2	To only disclose Confidential Information to permitted sub licensees or respective responsible employees or contractors who are directly involved in the use of the Product in accordance with this Agreement and need to know same for performance of their duties;

20.1.3	Ensure that Confidential Information of the other Party is protected to the same degree that it would protect its own Confidential Information.

20.2	In the event that a Party is required by law or government regulations to disclose Confidential Information of the other Party, it shall promptly notify the other party of the requirement, use reasonable efforts to limit such disclosure and permit the other Party to attempt to limit the disclosure by appropriate and valid means. No such disclosure shall be made without prior notification to the other Party.

Viragen International, Inc. & Orphan Australia Pty. Ltd. License Agreement	20

20.3	Nothing in this Agreement shall prohibit either party from complying fully with all requirements of the Securities and Exchange Commission (SEC), or equivalent international body or agency. Wherever possible, the disclosing party shall take all precautions possible, including the redaction of Confidential Information, or portions thereof, so as to protect the interests of the other Party to the extent permitted by law.

20.4	These provisions of confidentiality shall remain in effect from the Effective Date, throughout the Term of this Agreement for each Territory, and shall remain in effect for not less than three (3) years following the expiration or termination of this Agreement.

Article 21: Patent, Trademark and Copyrights

21.1	VGN confirms that it owns and controls the rights to the patents, trademarks and copyrights pertaining to the Product in the Territory that are the subject of this Agreement (attached hereto as Exhibits, and as may be amended from time to time).

21.2	VGN has not received written notification that legal proceedings have been commenced, or are expected to be commenced, in which there may be assertions of infringement by VGN, of the patents, trademarks or copyrights of any third party in the Territory;

21.3	VGN has not received notification of alleged infringement by any third party in which the validity of any of the patents, trademarks or copyrights owned by VGN in the Territory are challenged;

21.4	VGN has not received notification that legal proceedings have been commenced by any third party in which the validity of any of the patents, trademarks or copyrights owned by VGN in the Territory, are challenged;

21.5	VGN confirms that it has not licensed any rights to any third party for the use of patents, trademarks or copyrights pertaining specifically to the Product in the Territory that are the subject of this Agreement, nor will it do so throughout the Term of this Agreement.

21.6	In the event, during the Term of this Agreement, either party becomes aware of any action by a third party alleging infringement, invalidity or inapplicability of VGN patents, trademarks or copyrights in the Territory, the other Party shall be notified in writing. VGN shall have the right to defend its patents, trademarks and copyrights, at its own costs, and shall control such defense.

21.6.1	In the event that VGN elects not to defend its patents, trademarks or copyrights in any Territory, then OA shall have the right to conduct and control its own defense, as permitted by local laws and regulations. VGN shall cooperate with such defense, but shall not be responsible for any associated expenses.

21.6.2	Any award granted in the defense of patents, trademarks or copyrights shall be made to the party who pays for the defense.

Viragen International, Inc. & Orphan Australia Pty. Ltd. License Agreement	21

21.6.3	In certain situations, the Parties may elect to jointly defend the patents, trademarks or copyrights and to share the expenses, as may be mutually agreed. In this event, any award will be shared by the Parties, in proportion to the percentage of expenses paid, respectively.

Article 22: Force Majeure

Force Majeure means any event which arises from or is attributable to acts, events; omissions or accidents beyond the reasonable control of a Party including strikes, lock-outs or other industrial disputes (whether involving the workforce of the Party so prevented or of any other party), acts of God, war, terrorism, riot, civil commotion, malicious damage, compliance with any law or governmental order, rule, regulation or direction, accident, breakdown of plant or machinery, fire, flood, or storm or default of suppliers or sub-contractors liable to affect materially performance of this Agreement.

22.1	If either Party is prevented, hindered or delayed from or in performing any of its obligations under this Agreement (other than an obligation to pay money) by Force Majeure, then:

22.1.1	That Party’s obligations under this Agreement shall be suspended for so long as the Force Majeure continues and to the extent that the Party is so prevented, hindered or delayed, provided that if any event of Force Majeure continues for a period of or exceeding (6) months, the aggrieved party shall have the right to terminate this Agreement forthwith by written notice to the other party.

22.1.2	As soon as reasonably possible and in any event within five calendar days after commencement of the Force Majeure, that Party shall notify the other Party in writing of the occurrence of the Force Majeure, the date of commencement of the Force Majeure and the effects and likely duration of the Force Majeure on its ability to perform its obligations under this Agreement; and

22.1.3	As soon as reasonably possible and in any event within five calendar days of cessation of the Force Majeure, that Party shall notify the other Party in writing of the cessation of the Force Majeure and shall resume performance of its obligations under this Agreement.

22.2	The Party claiming to be prevented, hindered or delayed in the performance of any of its obligations under this Agreement by reason of Force Majeure shall use reasonable endeavors without being obliged to incur any expenditure or cost to:

22.2.1	Mitigate the effects of the Force Majeure upon the performance of its obligations under this Agreement; and

22.2.2	Bring the Force Majeure event to an end or find a solution by which the Agreement may be performed despite the continuance of the Force Majeure event.

Viragen International, Inc. & Orphan Australia Pty. Ltd. License Agreement	22

Article 23: Entire Agreement

23.1	Each of the Parties agrees that in entering into this Agreement it does not rely on, and has no remedy in respect of, any statement, expression of opinion, representation, warranty or understanding (whether negligently or innocently made) of any person other than as expressly set out in this Agreement.

23.2	This Agreement and the Safety Agreement and the Technical Agreement, constitute the entire and only agreements and understanding of the Parties, and supersedes any previous agreement or understanding between the Parties (and either of them), relating to the subject matter of this Agreement.

23.3	Nothing in this Article shall operate to limit or exclude any liability for fraud.

Article 24: Dispute Resolution

24.1	Any disputes concerning the respective Parties’ performance under this Agreement, if not specifically called out in this Agreement, shall be addressed by the Presidents of the Parties or officer of equivalent standing.

Article 25: Waivers

25.1	A waiver of any term, provision or condition of, and any consent granted under, this Agreement will be valid only if it is in writing, signed by the Party giving the waiver or granting the consent. Any such waiver or consent will be valid only in the particular instance and for the particular purpose for which it is given and will not constitute a waiver of any other right or remedy.

25.2	Any failure (in whole or in part) to exercise or delay in exercising any right, power or remedy (“Right”) available under this Agreement or in law will not constitute a waiver of that or any other Right nor will any single or partial exercise of any Right preclude any other or further exercise of any other Right. The rights and remedies provided by this Agreement are cumulative and (unless otherwise expressly stated in this Agreement) do not exclude any other rights or remedies available in law.

Article 26: Invalidity

26.1	If any provision of this Agreement is or becomes invalid or unenforceable, in whole or in part, in any jurisdiction, the validity and enforceability of the other provisions of this Agreement and its validity and enforceability in any other jurisdiction shall not be affected.

26.2	If any provision of this Agreement is or becomes, in whole or in part, invalid or unenforceable but would be valid or enforceable if some part of that provision was deleted, that provision shall apply with such deletions as may be necessary to make it valid.

26.3	The Parties agree, in the circumstances referred to in Article 26.1 and if Article 26.2 does not apply, to attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible the same effect as would have been achieved by the invalid or unenforceable provisions.

Viragen International, Inc. & Orphan Australia Pty. Ltd. License Agreement	23

Article 27: No Partnership

This Agreement is not intended to and does not operate to create a partnership or joint venture between the Parties, or to authorize any Party to act as agent for the other, and neither party shall have authority to act in the name or on behalf of or otherwise to bind the other Party in any way (including by making any representation or warranty, assuming any obligation or liability and exercising any right or power, unless otherwise authorized herein).

Article 28: Notices

Any communication, including any notice or demand, under or in connection with this Agreement must be in writing, in English, and will be deemed to be validly served if delivered personally or sent by fax, e-mail, by registered air mail (or as otherwise specified in this Agreement):

In the case of VGN, to:

Viragen, Inc.

865 SW 78th Avenue

Suite 100

Plantation, FL 33324

(954) 233-1414

Marked in each case for the attention of: Mr. Charles A. Rice

e-mail address: crice@viragen.com

In the case of OA, to:

Orphan Australia

48 Kangan Drive

Berwick 3806

Australia

Tel +61 3 9769 5744

F +61 3 9769 5944

Marked in each case for the attention of: Mr John Michailidis

Email address: john.michailidis@orphan.com.au

Article 29: Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, USA.

	Orphan Australia Pty. Ltd.	Viragen International, Inc.

By:	/s/ Alastair Young	/s/ Charles A. Rice

Viragen International, Inc. & Orphan Australia Pty. Ltd. License Agreement	24

Alastair Young	Charles A. Rice
(Name)	(Name)

Managing Director	President & CEO
(Title)	(Title)

December 22, 2006	December 21, 2006
(Date)	(Date)

Viragen International, Inc. & Orphan Australia Pty. Ltd. License Agreement	25

Viragen International, Inc. & Orphan Australia Pty. Ltd. License Agreement	26

Information marked below by a [                    ] has been omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 1

License and Supply Agreement

Viragen and Orphan Australia

License Fee, Milestone Payment and Product Purchase Price

1.	In recognition of the exclusive license to the patents, trademarks, know-how and Improvements to the Product, within the Territory, Orphan Australia shall pay to Viragen within 48 hours of the last date signed below, a License Fee of [ ].

2.	Upon achievement of [ ], Orphan Australia shall pay to Viragen, within 3 calendar days of receipt of documented notification, a milestone payment of [ ].

3.	Upon the completion of [ ], Orphan Australia shall pay to Viragen a milestone payment equal to [ ], or equal to [ ] of the [ ], whichever is greater.

NOTE: License Fee and Milestone payments shall be made via wire transfer to an account identified by Viragen in the USA.

4.	For the first [ ] period following Reimbursement Authorization in Australia, the purchase price for the Product shall be [ ].

5.	After the first [ ] period, VGN may notify OA of an annual price increase which shall be no greater than [ ].

6.	In the event that OA elects to conduct and fund clinical trials in the Territory, and in agreement with VGN, VGN shall provide the Product to be used in such trials to OA [ ] Clinical trials may also include “local experience trials”, whereby a leading hospital or clinician may want to gain experience with the Product by treating one or two patients. However, this “local experience trial” should not be used extensively.

7.	In the event the Parties agree in writing to amend the definition of the Territory to add new Countries to the License Agreement, Orphan Australia shall make additional milestone payments to Viragen upon achievement of [ ] in each of those Countries in the amount of [ ].

Viragen International, Inc. & Orphan Australia Pty. Ltd. License Agreement	27

Orphan Australia Pty. Ltd.		Viragen International, Inc.

By:	/s/ Alastair Young	/s/ Charles A. Rice

	Alastair Young	Charles A. Rice
	(Name)	(Name)

	Managing Director	President & CEO
	(Title)	(Title)

	December 22, 2006	December 21, 2006
	(Date)	(Date)

Viragen International, Inc. & Orphan Australia Pty. Ltd. License Agreement	28

Information marked below by a [                    ] has been omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2

License and Supply Agreement

Viragen and Orphan Australia

Territory

The “Territory” shall be defined as Group 1 and Other Countries:

1.	Group 1 shall be comprised of Australia and New Zealand. It is understood that the decision to file applications for Market Authorization and Reimbursement in New Zealand will be considered in light of estimated commercial returns and the changing regulatory environment between Australia and New Zealand. OA will endeavor to achieve named-patient sales in New Zealand until such a time as the Parties mutually agree on a regulatory and commercial strategy for that Country.

2.	Other Countries may include, but may not be limited to, [ ].

Orphan Australia Pty. Ltd.		Viragen International, Inc.

By:	/s/ Alastair Young	/s/ Charles A. Rice

	Alastair Young	Charles A. Rice
	(Name)	(Name)

	Managing Director	President & CEO
	(Title)	(Title)

	December 22, 2006	December 21, 2006
	(Date)	(Date)

Viragen International, Inc. & Orphan Australia Pty. Ltd. License Agreement	29

Exhibit 3

License and Supply Agreement

Viragen and Orphan Australia

Intellectual Property

The following trademark registrations and applications and granted and pending patents are provided under the terms of this Agreement to which this Exhibit is appended.

Trademarks:

Multiferon®	Australia: Application No. 1143153
Applied for: 26th October 2006

New Zealand: Application No. 757849
Applied for 27th October 2006

Multiferon....The Natural Choice®	Applied for in Australia and New Zealand, application numbers to be advised.

Patents and Patent Applications:

Methods and Uses of Antibodies in the Purification of Interferon, WO 06/000471, Filed 13th Feb 2006, Pending. Note only the future regional applications pertaining to the Territory shall be licensed under the terms of this Agreement.

Orphan Australia Pty. Ltd.		Viragen International, Inc.

By:	/s/ Alastair Young	/s/ Charles A. Rice

	Alastair Young	Charles A. Rice
	(Name)	(Name)

	Managing Director	President & CEO
	(Title)	(Title)

	December 22, 2006	December 21, 2006
	(Date)	(Date)

Viragen International, Inc. & Orphan Australia Pty. Ltd. License Agreement	30

Information marked below by a [                    ] has been omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 4

License and Supply Agreement

Viragen and Orphan Australia

Product Specification

Drug Product Quality Specification, SP-BN 12

A clear colourless solution containing no visible particles, in 1 ml type 1 glass syringes.

The quality specification of the drug product is provided in Table 1.

Table 1	Analytical procedures and acceptance criteria for routine control of the drug product.

Test and method	Acceptance criteria
[ ]
[ ]	[ ]
[ ]	[ ]

[ ]
[ ]	[ ]

[ ]
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]

[ ]
[ ]	[ ]

[ ]
[ ]	[ ]

[ ]
[ ]	[ ]

[ ]
[ ]	[ ]

[ ]
[ ]	[ ]

Viragen International, Inc. & Orphan Australia Pty. Ltd. License Agreement	31

Information marked below by a [                    ] has been omitted pursuant to a request for confidential treatment filed separately with the Commission

Table 1	Analytical procedures and acceptance criteria for routine control of the drug product.

Test and method	Acceptance criteria
[ ]
[ ]	[ ]

[ ]
[ ]	[ ]

[ ]	[ ]
[ ]	[ ]

[                    ]

[                    ]

[                    ]

Orphan Australia Pty. Ltd.		Viragen International, Inc.

By:	/s/ Alastair Young	/s/ Charles A. Rice

	Alastair Young	Charles A. Rice
	(Name)	(Name)

	Managing Director	President & CEO
	(Title)	(Title)

	December 22, 2006	December 21, 2006
	(Date)	(Date)

Viragen International, Inc. & Orphan Australia Pty. Ltd. License Agreement	32

Exhibit 5

License and Supply Agreement

Viragen and Orphan Australia

Stock Keeping Units ‘SKUs’

With respect to the pre-filled syringe presentation of the Product, a Stock Keeping Unit shall equate to one tray of six (6) syringes.

With respect to the ampoule presentation of the Product, a Stock Keeping Unit shall equate to one tray of five (5) ampoules.

The Minimum Quantity of SKUs to be provided to OA shall be 5,000 SKUs unless otherwise provided for in this Agreement.

Orphan Australia Pty. Ltd.		Viragen International, Inc.

By:	/s/ Alastair Young	/s/ Charles A. Rice

	Alastair Young	Charles A. Rice
	(Name)	(Name)

	Managing Director	President & CEO
	(Title)	(Title)

	December 22, 2006	December 21, 2006
	(Date)	(Date)

Viragen International, Inc. & Orphan Australia Pty. Ltd. License Agreement	33